Exhibit 10.1

SECOND AMENDED AND RESTATED
HORNBECK OFFSHORE SERVICES, INC.
INCENTIVE COMPENSATION PLAN

2019 STOCK APPRECIATION RIGHTS AWARD AGREEMENT
(FOR EXECUTIVE OFFICERS)
(Time Vesting)
* * * * *

Participant:
Grant Date:
Base Price: $
Number of Shares subject to this SAR:
* * * * *
THIS STOCK APPRECIATION RIGHTS AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Hornbeck Offshore Services, Inc. a Delaware corporation (the “Company”), and the Participant specified above; and
WHEREAS, it has been determined by the Board of Directors of the Company (the “Board”) and/or the compensation committee of the Board (the “Committee”) that it would be in the best interests of the Company to grant the Stock Appreciation Rights (“SAR”) provided for herein to the Participant.
NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:
1. INCORPORATION BY REFERENCE; PLAN DOCUMENT RECEIPT. The SAR Awarded to the Participant pursuant to this Agreement and Section 7 of the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan (the “Plan”) is subject to the terms and conditions of the Plan (which terms and conditions are incorporated herein for all purposes and shall be in full force and effect as if the provisions were contained within this Agreement) and all rules and determinations made by the Committee of the Board from time to time. The Company reserves the right to amend or modify the provisions of the Plan without the consent of the Participant, provided that the SAR awarded hereunder may not be modified, impaired or canceled adversely to the Participant without the Participant’s consent. Furthermore, the Company reserves the right to suspend or terminate the Plan at any time; provided, however, that termination of the Plan shall not impair or affect the SAR awarded hereunder and the rights of the Participant granted hereunder shall remain in effect until the SAR has been exercised in its entirety, expired, or otherwise terminated in accordance with the terms hereof.
Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan, and that the Participant has read the Plan carefully and fully understands its content.
2. GRANT OF SAR. The Company hereby grants to the Participant, as of the Grant Date, a SAR for the number of Shares specified above. The SAR represents the right to receive, upon exercise, (a) a number of Shares, (b) cash or (c) a combination of cash and Shares, in each case, with a Fair Market Value on the date of exercise equal to the product of (i) the aggregate number of Shares with respect to which the SAR is exercised and (ii) the excess of (A) the Fair Market Value of a Share as of the date of exercise over (B) the Base Price specified above, which shall in no event be less than the Fair Market Value of a Share on the Grant Date. While the Company intends to issue Shares upon the exercise of the SAR, there must be Shares authorized for issuance under a stockholder approved incentive equity plan at the time of exercise in order for the SAR to be settled with Shares. Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any or no reason. The Participant shall have no rights as a stockholder with respect to any Shares covered by the SAR unless and until the Participant has become the holder of record of such Shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such Shares, except as otherwise specifically provided for in the Plan or this Agreement.
3. VESTING AND EXERCISE.
(a) Vesting. Subject to the provisions of Sections 3(b), 3(c) and 3(d) hereof, the SAR shall vest and become exercisable in three equal annual installments as follows, provided that the Participant remains employed with the Company or any of its Subsidiaries from the Grant Date through each such vesting date:

Vesting Date	Number of Shares
1st anniversary of the grant date	1/3 of Shares subject to SAR
2nd anniversary of the grant date	1/3 of Shares subject to SAR
3rd anniversary of the grant date	1/3 of Shares subject to SAR
There shall be no proportionate or partial vesting in the periods prior to each vesting date, and all vesting shall occur only on the appropriate vesting date, subject to the Participant’s continued employment with the Company or any of its Subsidiaries through each applicable vesting date. Upon expiration of the SAR, the SAR shall be cancelled and no longer exercisable.

(b) Committee Discretion to Accelerate Vesting. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of the SAR at any time and for any or no reason.
(c) Change in Control. In the event of a Change in Control, 100% of any unvested portions of the SAR will vest immediately, provided that the Participant remains employed with the Company or any of its Subsidiaries from the Grant Date through the consummation of such Change in Control.
(d) Expiration. Unless earlier terminated in accordance with the terms and provisions of the Plan and/or this Agreement, all portions of the SAR (whether vested or not vested) shall expire and shall no longer be exercisable after the expiration of ten (10) years from the Grant Date.
4. TERMINATION. Except as provided in Section 3(b), in the event of the Participant’s termination of employment with the Company and its Subsidiaries (“Termination”) for any or no reason, any portion of the SAR that is not then vested, shall immediately terminate and expire as of the date of such Termination. Subject to the terms of this Agreement, the SAR, to the extent vested, shall remain exercisable as follows:
(a) Termination due to Death or Disability. In the event of the Participant’s Termination by reason of death or Disability, the vested portion of the SAR shall remain exercisable until the later of (i) twelve (12) months from the date of such Termination and (ii) five (5) years from the Grant Date, but in no event beyond the expiration of the stated term of the SAR pursuant to Section 3(d) hereof.
(b) Involuntary Termination Without Cause. Except as otherwise provided in Section 4(f), in the event of the Participant’s involuntary Termination by the Company or the relevant Subsidiary without Cause, the vested portion of the SAR shall remain exercisable until the later of (i) twelve (12) months from the date of such Termination and (ii) five (5) years from the Grant Date, but in no event beyond the expiration of the stated term of the SAR pursuant to Section 3(d) hereof.
(c) Voluntary Termination. In the event of the Participant’s voluntary Termination (other than a voluntary Termination described in Section 4(d) or 4(f) hereof), the vested portion of the SAR shall remain exercisable until the earlier of (i) thirty (30) days from the date of such Termination and (ii) the expiration of the stated term of the SAR pursuant to Section 3(d) hereof.
(d) Termination for Cause. In the event of the Participant’s Termination for Cause or in the event of the Participant’s voluntary Termination (as provided in Section 4(c) hereof) after an event that would be grounds for a Termination for Cause, the Participant’s entire SAR (whether or not vested) shall terminate and expire upon such Termination.
(e) Treatment of SAR upon Retirement. In the event of the Participant’s voluntary Termination on or after the Participant has attained (i) 65 years of age, or (ii) 60 years of age and completed at least ten years of service with the Company or any of its Subsidiaries, the vested portion of the SAR shall remain exercisable until the later of (i) twelve (12) months from the date of such Termination and (ii) five (5) years from the Grant Date, but in no event beyond the expiration of the stated term of the SAR pursuant to Section 3(d) hereof.

(f) Treatment upon a Change in Control Termination. In the event of the Participant’s Termination as a result of a Change in Control Termination (as defined below), the vested portion of the SAR shall remain exercisable until the expiration of the stated term of the SAR pursuant to Section 3(d) hereof. For purposes of this Section 4(f), “Change in Control Termination” means (i) the Participant’s Termination without Cause within twelve (12) months following a Change in Control, or (ii) the Participant’s Termination within twelve (12) months following a Change in Control pursuant to [Section 8(d)(i)(1), (2), or (3)] of that certain Employment Agreement entered into between Employee and Employer, dated [ ] // Section 3(a), (b) or (c) of that certain Change in Control Agreement entered into between Employee and Employer, dated [ ]].
5. METHOD OF EXERCISE. To the extent that all or a portion of the SAR has become vested and exercisable, such portion of the SAR may thereafter be exercised by the Participant, in whole or in part, at any time or from time to time prior to the expiration of the SAR as provided herein and in accordance with Sections 7.2 and 7.3 of the Plan, including, without limitation, by the filing of any written form of exercise notice as may be required by the Committee. Upon exercise of all or a portion of the SAR, either shares, cash, or a combination thereof, as provided in Section 2 hereof, will be transferred to the Participant, subject to Section 8.

6. NON-TRANSFERABILITY. The SAR, and any rights and interests with respect thereto, issued under this Agreement shall not be sold, exchanged, transferred, assigned or otherwise disposed of in any way by the Participant (or any beneficiary(ies) of the Participant). The Participant may designate (on a beneficiary designation form approved by the Company) one or more beneficiaries of the Award in the event of the Participant’s death. This Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant. Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way the SAR, or the levy of any execution, attachment or similar legal process upon the SAR, contrary to the terms and provisions of this Agreement shall be null and void and without legal force or effect.
7. GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Louisiana, without regard to the choice of law principles thereof.
8. WITHHOLDING OF TAX. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations), which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the SAR and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any Shares or cash otherwise required to be issued pursuant to this Agreement. Any minimum statutorily required withholding obligation with regard to the Participant may, at the Company’s discretion, be satisfied by reducing the amount of cash or Shares otherwise deliverable upon exercise of the SAR. Notwithstanding the foregoing, the Participant is ultimately liable and responsible for all taxes owed by the Participant in connection with his or her exercise of the SAR, regardless of any action the Company takes with respect to any tax withholding obligations arising hereunder. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the exercise of the SAR or payments made pursuant to this Agreement. The Company does not commit and is under no obligation to structure the SAR to reduce or eliminate the Participant's tax liability.
9. ENTIRE AGREEMENT; AMENDMENT. This Agreement, together with the certain provisions of the Plan designated above, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.
10. NOTICES. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.
11. NO GUARANTEE OF EMPLOYMENT. THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE RIGHTS GRANTED HEREUNDER AND THE TRANSACTIONS CONTEMPLATED HEREUNDER DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN EMPLOYEE FOR THE VESTING PERIOD OR FOR ANY OTHER PERIOD, AND SHALL NOT INTERFERE IN ANY WAY WITH THE PARTICIPANT’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE PARTICIPANT’S SERVICE AS AN EMPLOYEE AT ANY TIME, WITH OR WITHOUT CAUSE.
12. TRANSFER OF PERSONAL DATA. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the SAR awarded under this Agreement for legitimate business purposes. This authorization and consent is freely given by the Participant.
13. COMPLIANCE WITH LAWS. The issuance of this SAR (and the Shares upon exercise of this SAR) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue the SAR or any of the shares pursuant to this Agreement if any such issuance would violate any such requirements.

14. SECTION 409A. Notwithstanding anything herein or in the Plan to the contrary, this SAR is intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding any other provision in the Plan or this Agreement to the contrary, in the event the terms of this Agreement would subject the Participant to taxes or penalties under Section 409A, the Company and the Participant shall cooperate diligently to amend the terms of this Agreement to avoid such Section 409A penalties to the extent possible, and/or to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as the Committee determines are necessary or appropriate for the SAR to comply with Section 409A.
15. BINDING AGREEMENT; ASSIGNMENT. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except in accordance with Section 6 hereof) any part of this Agreement without the prior express written consent of the Company.
16. HEADINGS. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
18. FURTHER ASSURANCES. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.
19. SEVERABILITY. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

20. ACQUIRED RIGHTS. The Participant acknowledges and agrees that: (a) the award of the SAR made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (b) no past grants or awards (including, without limitation, the SAR awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (c) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

21 MANDATORY MEDIATION AND ARBITRATION PROCEDURE. By execution of this Agreement and acceptance of this SAR, which is a voluntary benefit provided to the Participant by the Company, the Participant waives his or her right to a jury trial in state or federal court and agrees that (i) the Hornbeck Offshore Operators, LLC Dispute Resolution Agreement Mediation and Arbitration Procedure attached hereto as Exhibit A ("Dispute Resolution Procedure") and Section 15.17 of the Plan shall be the sole and exclusive means of resolving disputes of the parties (including any other persons claiming any rights or having any obligations through the Company or the Participant) arising out of or relating to this Agreement, and (ii) the Dispute Resolution Procedure shall be the sole and exclusive means for resolving any other covered dispute between the Participant and the Company or any of its Subsidiaries (including any other person(s) claiming any rights or having any obligations through the Company or the Participant).  By execution of this Agreement, however, the Participant does not waive his or her right to any normally available remedies the Participant may have in connection with any claim the Participant may bring against the Company or any of its Subsidiaries, as an arbitrator can award any normal remedies the Participant could get in a court proceeding. By execution of this Agreement, the Participant represents that to the extent the Participant considered necessary, the Participant has sought, at his or her own expense, counsel regarding the terms of this Agreement and the waiver contemplated in this Section.

22. VENUE. Except as otherwise provided in Section 21, the Company, the Participant and any of his or her permitted assignees, agree that any suit, action or proceeding arising out of or related to this Agreement shall be brought in the United States District Court for the Eastern District of Louisiana (or should such court lack jurisdiction to hear such action, suit or proceeding, in the appropriate Louisiana district court for St. Tammany Parish) and that all parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by applicable law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this Section shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

23. OTHER EMPLOYMENT AGREEMENTS CONTROL. Notwithstanding any language in this Agreement to the contrary, to the extent of any conflict between this Agreement and any written employment agreement or a change in control agreement (“Other Employment Agreements”) with the Participant, or both, the terms of such Other Employment Agreement shall control.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HORNBECK OFFSHORE SERVICES, INC.

By:

Name:

Title:

PARTICIPANT

Name:

EXHIBIT A
SECOND AMENDED AND RESTATED
HORNBECK OFFSHORE SERVICES, INC.
INCENTIVE COMPENSATION PLAN
2019 STOCK APPRECIATION RIGHTS AWARD AGREEMENT
EXCLUSIVE DISPUTE RESOLUTION
MEDIATION AND ARBITRATION PROCEDURE
While Hornbeck Offshore Operators, LLC (the "Company") hopes that employment disputes with its Employees will not occur, the Company believes that where such disputes do arise, it is in the mutual interest of all concerned to handle them promptly and with minimum disturbance to the operations of the Company's business and the lives of its Employees.
Accordingly, to provide for more expeditious resolution of employment‑related disputes that may arise between the Company and its Employees (including, without limitation, disputes arising under the Plan or the Stock Appreciation Rights Award Agreement), the Company has instituted a mandatory Mediation and Arbitration Procedure (the "Procedure") for all its Employees. Under the Procedure, disputes that may arise from your employment with the Company or the termination of your employment (including, without limitation, disputes arising under the Plan or the Stock Appreciation Rights Award Agreement) must (after appropriate attempts to resolve your dispute internally through the Company management channels) be submitted for resolution by non‑binding mediation and, if needed, mandatory arbitration.
In agreeing to submit such disputes for resolution by private mediation and (if necessary) arbitration, you acknowledge that such agreement is given in exchange for rights to which you are not otherwise entitled – namely, your eligibility for certain benefits, and the more expeditious resolution of such disputes. In exchange for your agreement to submit such disputes to mediation and (if necessary) binding arbitration, the Company likewise agrees to the use of mediation and arbitration as the exclusive forum for resolving disputes arising out of or relating to the Plan.
Hence, the parties shall be precluded from bringing or raising in court or other such forum any dispute that was or could have been brought or raised pursuant to this Procedure.
Scope of the Mediation and Arbitration Procedure
As a condition of your employment at the Company, or, where applicable, your right to receive certain voluntarily awarded compensation, such as restricted Shares, awards and/or stock options, you agree that any challenge to or controversy or claim arising out of or relating to your employment relationship with the Company or the termination thereof (including, without limitation, those arising under the Plan or the Stock Appreciation Rights Award Agreement), must be submitted for non‑binding mediation before a neutral third party, and (if necessary) for final and binding resolution by a private and impartial arbitrator, to be jointly selected by you and the Company.

All possible claims or disputes are covered by this Exhibit A unless specifically excluded herein, including claims that are before an administrative agency, or claims as to which the Employee has an alleged cause of action, including without limitation claims for breach of any contract or covenant (express or implied), tort claims, claims for discrimination (including but not limited to discrimination based on sex, pregnancy, race, national or ethnic origin, age, religion, creed, marital status, sexual orientation, mental or physical disability or medical condition, specifically including claims under The Americans With Disabilities Act, or any other applicable law, veteran status, or other characteristics protected by statute), claims for wrongful discharge, and/or claims for violation of any federal, state or other governmental law, statute, regulation or ordinance, and whether based on statute or common law.
Disputes covered by this Agreement include all such claims whether made against the Company, any of its subsidiaries or affiliated entities, or its individual Employees or directors thereof (in an official or personal capacity).
Claims not Covered
Claims covered under this Procedure do not include: (i) a claim for workers’ compensation benefits under state workers’ compensation laws; (ii) a claim for unemployment compensation benefits; (iii) a claim by the Company for injunctive and/or other equitable relief, including but not limited to such claims for unfair competition and/or the use of unauthorized disclosure of trade secrets or confidential information, as to which the Company may seek and obtain relief from a court of competent jurisdiction; and (iv) a claim based upon the Company’s current (successor or future) employee benefits and/or welfare plans that expressly contain an appeal procedure or other procedure for the resolution of disputes under the plan.
Non‑binding Mediation
If efforts at informal resolution fail, disputes subject to this Procedure must first be submitted for non‑binding mediation before a neutral third party. The complainant may within six (6) months of the act or omission complained of (or a greater period of time, if allowed by the applicable statute of limitations), whichever is later, request that the matter be submitted to mediation and/or arbitration, as described below. Mediation is an informal process where the parties to a dispute meet in an attempt to reach a voluntary resolution, using the third party as a facilitator. Mediation shall be conducted and administered by the American Arbitration Association ("AAA") under its Employment Arbitration Rules and Mediation Procedures, which are incorporated herein by reference, or as otherwise agreed to between the parties.
Binding Arbitration
If a covered dispute remains unresolved at the conclusion of the mediation process, either party may submit the dispute for resolution by final binding arbitration under the Procedure. The arbitration will be conducted under the Employment Arbitration Rules and Mediation Procedures of the AAA, as amended and effective on July 1, 2016, and as amended from time to time thereafter. These Rules, incorporated by reference herein, include (but are not limited to) the procedures for the joint selection of an impartial arbitrator and for the hearing of evidence before the arbitrator. The arbitrator shall have the authority to allow for appropriate discovery and exchange of information prior to a hearing, including (but not limited to) production of documents, information requests, depositions, and subpoenas. A copy of the complete AAA Employment Arbitration Rules and Mediation Procedures may be obtained from the Vice President of Human Resources or the Company’s designee.
 Any conflict between the rules and procedures set forth in the AAA rules and those set forth in this Procedure shall be resolved in favor of those in this Procedure. The burden of proof at an arbitration shall at all times be upon the party seeking relief. In reaching his/her decision, the arbitrator shall apply the governing substantive law applicable to the claim(s), cause of action(s) and defense(s) asserted by the parties as applicable in the state where the claims arise or the applicable statute at issue. The arbitrator shall have the power to award all remedies that could be awarded by a court or administrative agency in accordance with the governing and applicable substantive law.
Time Limits and Procedures
The aggrieved party must give written notice of any claim to the other party within six (6) months of the date the aggrieved first knew or should have known of the facts giving rise to the claim (or a greater period of time, if allowed by an applicable statute of limitations), otherwise, the claim shall be deemed waived. The written notice shall describe the nature of all claims asserted and the facts upon which such claims are based and shall be mailed to the other party by certified or registered mail, return receipt requested. Any such notice mailed to the Company shall be addressed to:
Samuel A. Giberga
Executive Vice President, General Counsel & Chief Compliance Officer
Hornbeck Offshore Operators, LLC
103 Northpark Blvd., Suite 300
Covington, LA 70433
Any mediation or arbitration conducted pursuant to this Procedure shall take place in Covington, Louisiana or the location of the office to which the employee was assigned, unless the employee's most recent work location with the Company is outside Louisiana, in which case the mediation and arbitration will take place in such other location. The arbitrator shall render a decision and award within 30 days after the close of the arbitration hearing or at any later time on which the parties may agree. The award shall be in writing and signed and dated by the arbitrator and shall contain express findings of fact and the basis for the award.
The parties will pay AAA’s administrative fee pursuant to AAA guidelines for employer promulgated plans. The Company shall bear the arbitrator’s fees and expenses. All other costs and expenses associated with the arbitration, including without limitation, the parties’ respective attorneys’ fees, shall be borne by the party incurring the expense. However, if the parties arbitrate a statutory claim that allows for an award of costs and attorneys’ fees, the arbitrator may award such costs and fees consistent with the term of the statute and pertinent case law.
Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The award may be vacated or modified only on the grounds specified in the Federal Arbitration Act or other applicable law.

Conformity With Law
If any one or more of the provisions of this Procedure shall for any reason be held invalid or unenforceable, it is the specific intent of the parties hereto that such provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable.
No Retaliation/Employment At‑Will
Under no circumstances will a Company Employee be retaliated against in any way for invoking the Procedure in good faith to seek the resolution of a dispute. Company managers who engage in such retaliation will be subject to discipline under the appropriate Company disciplinary procedures.
The Company Arbitration and Mediation Policy does not in any way alter the at‑will employment status of Company Employees. The Company and its Employees are always free to terminate the employment relationship at any time for any lawful reason, and employment is not for any specific or definite duration.
This Procedure sets forth the complete agreement of the parties on the subject of mediation and arbitration of the covered claims defined above, and supersedes any prior or contemporaneous oral or written understanding on these subjects. No party is relying on any representations, oral or written, on the subject, enforceability or meaning of this Procedure, except as specifically set forth herein.